Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-38849, 333-
61998, 333-106203, 333-143907, 333-148000, 333-168041, 333-181426, 333-183863, and 333-189287 on Form S-8 and 333-142382 and 333-182277 on Form S-3 of our reports dated March 3, 2014, relating to the financial statements and financial statement schedule of On Assignment, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the acquisitions of Whitaker Medical, LLC and CyberCoders Holdings, Inc., and the sale of the Nurse Travel and Allied Healthcare divisions), and the effectiveness of On Assignment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 3, 2014